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                                                                   Exhibit 99.1


   Genesee & Wyoming Inc. Completes Acquisition of Emons Transportation Group

GREENWICH, Conn., February 25, 2002 /PRNewswire/ -- Genesee & Wyoming Inc. (GWI) (Nasdaq: GNWR) announced today that it has completed the acquisition of Emons Transportation Group, Inc. (Emons) (Nasdaq: EMON) for $18.5 million in cash and the assumption by GWI of approximately $9.7 million of debt, net of cash. The cash payment was to purchase the outstanding shares of Emons at $2.50 per share and was funded using a portion of the proceeds from GWI's recent public offering of common stock. With the addition of 332 track miles from Emons in New England, Quebec and Pennsylvania, GWI now operates over more than 8,000 miles of owned and leased track worldwide.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. The Company operates in five countries on three continents over more than 8,000 miles of owned and leased track. It also operates over an additional 2,700 miles under track access arrangements.